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                                                                    EXHIBIT B-81


                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                           WHITING CLEAN ENERGY, INC.
                           Dated as of April 11, 2001


         The undersigned, being the sole director of WHITING CLEAN ENERGY, INC., an Indiana corporation (the "Corporation"), in lieu of an annual meeting of the Board of Directors and pursuant to the authority of Section 23-1-34-2 of the Indiana Business Corporation Law, do hereby unanimously consent to the adoption of the following resolutions without a meeting and direct the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the Board of Directors (the "Board")of this Corporation.

                            AMENDMENT OF THE BY-LAWS

WHEREAS, the By-laws of the Corporation state that the number of directors which shall comprise the Board shall be not less than two (2) nor more than seven (7) members, as determined from time to time by the Board.

WHEREAS, the Board desires to amend the By-laws to change the range in the number of directors to not less than one (1) nor more than three (3).

WHEREAS, the directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-laws of the Corporation to change the required officers of the Corporation

NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article V, Section 1 of the By-laws of the Corporation be, and hereby is amended, to read as follows to change the required officers of the Corporation (the "Amendment"):

"Section 1 - Officers.

         The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a Chairman, a President, one or more Vice Presidents, if the Board of Directors so elects, a Secretary, one or more Assistant Secretaries, a Treasurer, a Controller, and one or more Assistant Treasurers or Assistant Controllers, as the Board of Directors may elect."

FURTHER RESOLVED, that Article IV, first sentence of Section 1 of the By-laws of the Corporation be, and hereby is amended, to read as follows (the "Second Amendment"):



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"Section 1 - Board of Directors.

         The Board of Directors shall consist of not less than one (1) nor more than three (3) members, as determined from time to time by the Board of Directors, who shall be elected annually by a majority of the shares represented at the annual meeting of the shareholders."

FURTHER RESOLVED, that the directors of the Corporation recommends that the sole shareholder of the Corporation give its consent and approval to both the First Amendment and the Second Amendment.


/s/  Joseph L. Turner, Jr.